Putnam Ohio Tax Exempt Income Fund attachment
May 31, 2007 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended May 31, 2007, Putnam Management has assumed $123 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1	Class A	5,743
      Class B	548
      Class C   2

72DD2	Class M	49

73A1		Class A	0.357601
      Class B	0.299297
      Class C   0.190758

73A2		Class M	0.331234

74U1 	Class A	15,536
      Class B	1,442
      Class C   37

74U2 	Class M	129

74V1		Class A	8.98
      Class B	8.97
      Class C   8.97

74V2		Class M	8.98

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.